Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION

OF

DESIGNS, INC.

(Conformed copy incorporating all amendments through February 25, 2013)

FIRST:  The name of this corporation is Destination XL Group, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is as follows:

To engage in retail or wholesale distribution, marketing and sale of clothing, apparel and related goods and products; to purchase or lease and maintain real property for the purpose of operating retail stores or outlets, warehouses, corporate headquarters or other related facilities; to develop, market and distribute financial, merchandising and data processing systems (including, without limitation, computer software programs) for inventory and cost control, sales reporting, financial accounting and other financial and managerial control purposes; and to engage in any businesses related to or arising from the foregoing.

To conduct or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  Shares, Reclassification, and Transfer Restrictions

4.1.Authorized Shares.

Upon the effectiveness of the filing of the Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, first containing this provision with the Secretary of State of the State of Delaware (the “Effective Time”), the total authorized stock of the Corporation shall consist of three classes:  (i) 100,000,000 shares of existing Common Stock having a par value of $0.01 per share (“Old Common Stock”); (ii) 100,000,000 shares of Common Stock having a par value of $0.01 per share (“Common Stock”); and (iii) 1,000,000 shares of Preferred Stock having a par value of $0.01 per share (“Preferred Stock”).  Immediately following the Effectiveness of the Reclassification (as defined below), the total authorized stock of the Corporation shall consist of two classes:  (i) 100,000,000 shares of Common Stock; and (ii) 1,000,000 shares of Preferred Stock.

4.2.Reclassification.

Immediately following the Effective Time, each share of Old Common Stock issued and outstanding at the Effective Time shall be reclassified as and converted into and shall become one share of Common Stock (“Common Stock,” pursuant to the “Reclassification”).

The Reclassification of the shares of Old Common Stock into shares of Common Stock shall be deemed to occur immediately following the Effective Time (the “Effectiveness of the Reclassification”), regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing shares of such Common Stock.  Each certificate outstanding immediately prior to the Effectiveness of the Reclassification representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock, automatically represent from and after the Effectiveness of the Reclassification the reclassified number of shares of Common Stock.

4.3.Transfer Restrictions.

Section 4.3.1.Certain Definitions.

As used in this Section 4.3:

“Acquire” or “Acquisition” and similar terms means the acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner.

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in Boston, Massachusetts, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Effective Date” means the date of filing of the Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

“Five Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1), but excluding any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii).  For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely conclusively on (a) the existence

2A

and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.

“Percentage Stock Ownership” and similar terms means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(dX3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article FOURTH.

“Restriction Release Date” means such date, after the Effective Date, that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article FOURTH to terminate.

“Restricted Holder” means a Person or group of Persons that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition of Corporation Securities in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing.  A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)).  A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

Section 4.3.2.  Transfer Restrictions.

(a)From and after the Effective Date and prior to the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased.  The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national

3A

securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)The restrictions contained in this Article FOURTH are for the purposes of reducing the risk that any “ownership change” of the Corporation Securities (as defined in the Code) may limit the Corporation’s ability to utilize its Tax Benefits.  In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section 4.3.2(b) of Article FOURTH.  A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business.  Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.  A Request shall include (i) the name, address and telephone number of the Restricted Holder; (ii) a description of the Restricted Holder’s existing direct or indirect ownership of Corporation Securities; (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire; (iv) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); (v) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); and (vi) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, the Acquisition pursuant to this Section 4.3.2(b) of Article FOURTH.  The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders.  Any determination by the Board of Directors not to authorize a proposed Acquisition by a Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer.  The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder.  In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine.  Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

4A

Section 4.3.3.Treatment of Excess Securities.

(a)No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof.  Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b)If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.3.3(a) of this Article FOURTH, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article FOURTH by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.3.3(c) of this Article FOURTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c)The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:  (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited

5A

Transfer); and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.3.3(c) of this Article FOURTH.  Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article FOURTH inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d)If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 4.3.3(b) of this Article FOURTH, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e)If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article FOURTH, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Section 4.3.4.Legends; Compliance.

(a)All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF CASUAL MALE RETAIL GROUP, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(b)The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article FOURTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(c)Nothing contained in this Article FOURTH shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits.  The Board of Directors of the Corporation shall have the power to determine all matters necessary for

6A

determining compliance with this Article FOURTH, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders; (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer; (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders; (iv) whether an instrument constitutes a Corporation Security; (v) the amount (or fair market value) due to a Purported Transferee; (vi) the interpretation of the provisions of this Article FOURTH; and (vii) any other matters which the Board of Directors deems relevant.  In the case of an ambiguity in the application of any of the provisions of this Article FOURTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event that this Article FOURTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article FOURTH.  All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article FOURTH to a committee of the Board of Directors as it deems advisable or necessary.

(d)Nothing contained in this Article FOURTH shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article FOURTH.  This Article FOURTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e)If any provision of this Article FOURTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FOURTH.

4.4.Voting Power, Preferences, and Other Rights of Capital Stock.  The voting power, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of the Common Stock and Preferred Stock are as follows;

Section 4.4.1.Common Stock.  The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder.  The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors, but only when and as declared by the Board of Directors, out of any funds legally available for declaration of dividends, and subject to any provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained, requiring that dividends be declared, paid or set aside upon the outstanding shares of Preferred Stock of any series or upon the outstanding shares of any other class of capital stock ranking senior to the Common Stock as to dividends or that the Corporation fulfill any obligations it may have with respect to the redemption of any outstanding Preferred Stock as a condition to the declaration and/or payment of any dividend on the Common Stock; but no such provisions shall restrict the declaration of payment of any dividend or distribution on the Common Stock payable solely in shares of

7A

Common Stock.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share pro rata in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of shares of Preferred Stock of any series and shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained.

Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)The number of shares constituting that series and the distinctive designation of that series;

(b)The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution of winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)Any other relative powers, rights, preferences and limitations of that series.

8A

FIFTH:  In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a)Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, the by-laws may be adopted, amended or repealed by the Board of Directors of the Corporation.

(b)Elections of directors need not be by written ballot.

(c)Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location as may be designated by the Board of Directors or in the by-laws of the Corporation.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:  The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the General Corporation Law of the State of Delaware.  The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise.

9A

NINTH:  No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of liability is not permitted by the General Corporation Law of the State of Delaware.  No amendment or repeal of this Article NINTH shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation.

II.Immediately upon the effective filing of the Restated Certificate of Incorporation, (a) each one (1) share of Class A Common Stock of the corporation then issued and outstanding and each one (1) share of the Class B Common Stock of the corporation then issued and outstanding shall be reclassified and changed into four thousand (4,000) fully-paid and non-assessable shares of Common Stock, par value $0.01 per share and (b) the capital account of the Corporation shall be increased by transferring to such account such surplus and/or additional paid-in capital as may be required to cause the capital account to equal the aggregate par value of the shares of Common Stock outstanding immediately after such reclassification and change.

IN WITNESS WHEREOF, said Designs, Inc. has caused this certificate to be signed by Stanley I. Berger, its President and attested by Robert M. Wolf, its Secretary this 16th day of April, 1987.

DESIGNS, INC.

		By:	/s/ Stanley I. Berger
Its President
ATTEST:

By:	/s/ Robert M. Wolf, Secretary

10A

Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF A SERIES OF
PREFERRED STOCK

OF

DESIGNS, INC.

______________

DESIGNS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, at a meeting duly held on May 1, 1995, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a Series of Preferred Stock, which resolution is as follows:

See attached pages 2A-7A

1A

VOTE OF DIRECTORS ESTABLISHING
SERIES A JUNIOR PARTICIPATING CUMULATIVE
PREFERRED STOCK

of

DESIGNS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

VOTED, that pursuant to authority conferred upon and vested in the Board of Directors by the Restated Certificate of Incorporation, as amended as of the date hereof (the “Certificate of Incorporation”), of Designs, Inc. (the “Corporation”), the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

Section 1.Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), and the number of shares initially constituting such series shall be 300,000; provided, however, that if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Shareholder Rights Agreement dated as of May 1, 1995, between the Corporation and The First National Bank of Boston, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

Section 2.Dividends and Distributions.

(A)(i)    Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since

2A

the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series A Preferred Stock are entitled, which shall be 1000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the ‘Dividend Multiple.”  In the event the Corporation shall at any time after May 1, 1995 (the “Rights Declaration Date”) (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(ii)Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(B)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

13A

Section 3.Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation.  The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 1000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.”  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(B)Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock      shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

Section 4.Certain Restrictions.

(A)Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)

declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)

declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity

14A

stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)

except as permitted in subsection 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)

purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective animal dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.Liquidation, Dissolution or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of common stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such

15A

shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series A Preferred Stock.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Section 8.Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 9.Ranking.  Unless otherwise provided in the Certificate of Incorporation or a Certificate of Vote of Directors Establishing a Class of Stock relating to a subsequently-designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

16A

Section 10.Amendment.  The Certificate of Incorporation and this Certificate of Vote of Directors shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11.Fractional Shares.  Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.  In lieu of fractional shams, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1000th) of a share or any integral multiple thereof.

I, Joel H. Reichman, President and Chief Executive Officer of the Corporation, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 1st day of May, 1995.

/s/ Joel H. Reichman

By: Joel H. Reichman
Title:	President and Chief
Executive Officer

17A

FORM OF CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
CASUAL MALE RETAIL GROUP, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, the undersigned officers of Casual Male Retail Group, Inc., a Delaware corporation (the “Company”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby state and certify that pursuant to the authority vested in the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, as amended, the Board of Directors on December 8, 2008, duly adopted the following resolution creating a series of 50,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 50,000.

2.Dividends and Distributions.  (A)  Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and any other stock of the Company junior to the Series A Junior Participating Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 15, June 15, September 15 and December 15 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  If the Company shall at any time after December 8, 2008 (the

“Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)The Company shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Section 2(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series A Junior Participating Preferred Stock shall have only the following voting rights:

(A)Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company, and each fractional share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a pro rata fractional vote.  If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C)Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.Certain Restrictions.  (A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full or set aside for payment, the Company shall not:

(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock (a) in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock or (b) held by employees of the Company or a subsidiary of the Company upon the termination of their employment with the Company or a subsidiary of the Company; or

(iv)purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

5.Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Restated Certificate of Incorporation.

6.Liquidation, Dissolution or Winding Up.  (A)  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 6(C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)If, however, there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C)If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, through a reverse stock split of otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.Consolidation, Merger, etc.  If the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.No Redemption.  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9.Rank.  The Series A Junior Participating Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Company’s preferred stock outstanding on the date hereof and to all such other series that may be issued after the date hereof except to the extent that any such other series specifically provides that it shall rank junior to the Series A Junior Participating Preferred Stock.

10.Amendment.  The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11.Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, to receive dividends thereon, and to participate in any distribution of assets and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Casual Male Retail Group, Inc. affirms the foregoing as true and has caused this Certificate to be duly executed by the authorized officers below as of this 8th day of December, 2008.

CASUAL MALE RETAIL GROUP, INC.
		By:	/s/ David A. Levin
			Name:	David A. Levin
			Title:	President and CEO

Attest:

/s/ Dennis R. Hernreich
Name:	Dennis R. Hernreich
Title:	EVP, COO, CFO, Treasurer and Secretary

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

DESIGNS, INC.
a Delaware corporation

Designs, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (as amended) of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted a resolution providing for the designations, preferences and relative, participating, optional and other special rights of a series of preferred stock of the Corporation (the “Preferred Stock”), and the qualifications, limitations and restrictions thereof, which resolution is set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its Chief Financial Officer this 14th day of May, 2002.

DESIGNS, INC.
By:	/s/ DENNIS R. HERNREICH
	Name:	Dennis R. Hernreich
	Title:	Chief Financial Officer

EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS DESIGNATING
SERIES B CONVERTIBLE PREFERRED STOCK

OF

DESIGNS, INC.

RESOLVED, that pursuant to the authority conferred upon and vested in the Board of Directors by the Restated Certificate of Incorporation, as amended as of the date hereof (the “Certificate of Incorporation”), of Designs, Inc. (the “Corporation”), the Board of Directors of the Corporation (the “Board of Directors”) hereby adopts this Certificate of Designations (the “Certificate”) and establishes and designates a series of Preferred Stock, par value $0.01 per share, of the Corporation, designated as Series B Convertible Preferred Stock (the “Series B Preferred”), and hereby fixes and determines the authorized number of such shares and the designations, preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation, as follows:

1.DESIGNATION; ISSUE PRICE.  There shall be a series of Preferred Stock of the Corporation designated as “Series B Convertible Preferred Stock” and the number of shares constituting such series shall be 200,000.  The number of shares of Series B Preferred may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of such series to fewer than the number of shares then issued and outstanding.  The issue price for the shares of Series B Preferred shall be $425.00 per share, as may be adjusted from time to time for any combinations, consolidations, subdivisions, stock splits or the like changing the number of outstanding shares of Series B Preferred (the “Series B Issue Price”).

2.DIVIDENDS.

(i)The holders of shares of Series B Preferred shall be entitled to participate equally with the holders of the common stock of the Corporation (the “Common Stock”), par value $0.01 per share, as to the payment of dividends and other distributions, whether in cash, capital stock or other property (other than a dividend or other distribution payable in securities of the Corporation or one covered by Section 5(iii)(a)), when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, and shall receive such dividends or distributions in an amount per share equal to the dividends or distributions payable on the number of shares of Common Stock into which one share of the Series B Preferred is then convertible.  Nothing herein contained with respect to the calculation of any dividend or distribution shall be construed as, or deemed to be, a declaration of any dividend or distribution, or shall confer any right on any holder of shares of Series B Preferred (or any other holder of the Corporation’s capital stock) to the payment of any dividend or distribution until such dividend or distribution shall have been specifically declared payable by the Board of Directors and until the date determined for the payment thereof shall have occurred.  For purposes of this Article 2, neither a Liquidation Event (as defined in Article 3) nor a distribution or other event covered by Article 5 hereof shall be considered a dividend or other distribution.

(ii)The holders of the Series B Preferred shall be entitled to receive on any Dividend Payment Date (as defined below) dividends (the “Series B Dividends”) on each share of Series B Preferred, initially at the rate of 15% per annum (computed on the basis of a 360-day year of twelve 30-day months) of the Series B Issue Price for the first 150 days following the date of issuance of such share (the “Dividend Rate”); provided, however, that beginning on the 151st day following such issuance, the Dividend Rate shall automatically be increased to 20% per annum (computed on such similar basis).  Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  All dividends shall be paid in cash.

(iii)Dividends on shares of Series B Preferred Stock shall accrue and be cumulative from the date of issuance of such shares and shall be payable in arrears on any of the following dates (each, a “Dividend Payment Date”):  (1) upon and on the date of a Liquidation Event; (2) upon a redemption in accordance with Article 6 hereof on any given Redemption Date (but only to the extent required pursuant to Article 6); or (3) semi-annually on May 1 and November 1 of each year, commencing on November 1, 2002 (each, a “Dividend Payment Date”); provided, however, that no Series B Dividend shall be payable for any shares of Series B Preferred (without regard to its accrual) upon conversion in accordance with Article 5 hereof that occurs prior to any Dividend Payment Date.

(iv)For purposes of this Certificate, “Fair Market Value” shall mean, as to the value of securities or other property, as applicable, the fair value thereof, as of the time of payment or distribution of such securities or other property by the Corporation, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (1) if such securities are listed on any established stock exchange or quoted on a nationally recognized automated quotation system, their Fair Market Value shall be the average of the closing sales price for such securities as quoted on such system or as listed on such exchange (or the largest such exchange) for the 20 trading days preceding the date the value is to be determined, and (2) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for such securities averaged for such 20-trading-day period preceding the date the value is to be determined.

3.LIQUIDATION PREFERENCE.

(i)In the event of (1) a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (2) the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation as an entirety (other than the sale of inventory in the ordinary course of business), or (3) a merger, consolidation or other business combination (including without limitation a stock-for-stock exchange) of the Corporation with one or more other entities that results in the stockholders of the Corporation immediately prior to such event owning less than 50% of the combined voting power of all classes of capital stock of the Corporation (or its successor) (each, a “Liquidation Event”), then distributions to the stockholders of the Corporation shall be made in the following manner:

(a)Each holder of Series B Preferred shall be entitled to receive, prior and in preference to any distribution or payment of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other shares of capital stock of the Corporation with rights junior to the Series B Preferred, by reason of their ownership of such capital stock, an amount per share equal to the Redemption Price (as defined in Article 6 hereof).  If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the aggregate Redemption Price for all then outstanding shares of Series B Preferred, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably in accordance with the respective amounts which would be paid on such shares of Series B Preferred if all amounts therein were paid in full.

(b)After payment has been made to the holders of Series B Preferred, and any other Preferred Stock that may be designated and issued by the Board of Directors from time to time after the date hereof (in accordance with the terms hereof) (the “Other Preferred Stock”), of the full amounts to which they are entitled pursuant to Section 3(i)(a) above or any certificate of designations filed to establish the respective series and liquidation preferences of any Other Preferred Stock, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the outstanding shares of Common Stock.

(ii)Nothing hereinabove set forth shall affect in any way the mandatory conversion of the shares of Series B Preferred into shares of Common Stock in accordance with Article 5 of this Certificate.

4.VOTING RIGHTS.

The Series B Preferred shall not be entitled to vote on matters as to which the stockholders of the Corporation generally are entitled to vote.  Notwithstanding the above, so long any shares Series B Preferred remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of Series B Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of Series B Preferred shall vote separately as a class:

(i)take or omit to take any action as to any matters which would alter or change the powers, preferences or special rights of the Series B Preferred adversely; or

(ii)take or omit to take any other action where the affirmative vote or consent of the holders of Series B Preferred, voting separately as a class, is required by law.

5.CONVERSION RIGHTS.  The holders of Series B Preferred shall have conversion rights as follows:

(i)Automatic Conversion.  Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective applicable

Conversion Rate (as defined below) at the close of business on the date, if any, on which the requisite approval of stockholders for the authorization and issuance of such Common Stock required by the Nasdaq Marketplace Rules is obtained by the Corporation at a meeting of stockholders or, if the Corporation elects to obtain such approval by written consent of stockholders in lieu of a meeting, the first date on which such issuance may occur in compliance with the Securities Exchange Act of 1934, as amended, and the policies of Nasdaq (the “Stockholder Approval”) as follows:

(a)All shares of Series B Preferred to be converted pursuant to this Section 5(i) shall be convertible into such number of fully-paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) as is determined by multiplying (x) the number of shares of Series B Preferred to be converted, times (y) the then-applicable Conversion Rate for such shares.

(b)The conversion rate in effect from time to time for determining the  number of shares of Common Stock into which each share of Series B Preferred may be converted (the “Conversion Rate”) shall be equal to the quotient obtained by dividing (x) the Series B Issue Price by (y) the then applicable “Conversion Price” with respect to such shares of Series B Preferred.  The initial Conversion Price for the Series B Preferred shall be $4.25.  The Conversion Price shall be adjusted from time to time as provided in Section 5(iii) of this Certificate.

(ii)Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Series 13 Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value (as defined above) of a share of Common Stock on the date of conversion.  The outstanding shares of Series B Preferred shall be converted automatically and immediately upon the Stockholder Approval without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion pursuant to Section 5(i) unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation or its transfer agent to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, as provided in this Section 5(ii).  Such conversion shall be deemed to have been made at the close of business on the date of the Stockholder Approval, in accordance with Section 5(i), and thereafter the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

(iii)Anti-Dilution Adjustments.

(a)Adjustments for Splits, Subdivisions, Combinations or Consolidations of Common Stock.  In the event the outstanding shares of Common Stock shall be increased by stock split, subdivision or other similar transaction occurring at any time or from time to time after the Original Issue Date (as defined below) into a greater number of shares of Common Stock, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock.  In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring at any time or from time to time after the Original Issue Date into a lesser number of shares of Common Stock, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.  Any adjustment under this Section 5(iii)(a) shall become effective automatically at the close of business on the date the subdivision or combination becomes effective.  “Original Issue Date” shall mean in the case of the Series B Preferred the date on which shares of Series B Preferred were first issued.

(b)Adjustments for Other Distributions.  In the event the Corporation  at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5(iii), then and in each such event provision shall be made so that the holders of Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5(iii) with respect to the rights of the holders of Series B Preferred or with respect to such other securities by their terms.

(c)Adjustments for Recapitalization, Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon conversion of the Series B Preferred is changed into the same or a different number of shares of any other class or classes of capital stock, whether by recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares provided for in Section 5(iii)(a) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such recapitalization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of capital stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series B Preferred immediately before that change, all subject to further adjustment as provided for herein or with respect to such other securities by their terms.

(iv)No Impairment.  The Corporation will not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

(v)Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Article 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred so affected a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  In addition, the Corporation shall, upon the written request of any holder of Series B Preferred so affected, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the applicable Conversion Price and Conversion Rate at the time then in effect, and (c) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of such shares of Series B Preferred.

(vi)Issue Taxes.  The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(vii)Reservation of Stock Issuable upon Conversion.  Subject to the Stockholder Approval, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred.  The Corporation shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series B Preferred.

(viii)Status of Repurchased, Redeemed or Converted Stock.  In the event any shares of Series B Preferred are repurchased or redeemed by the Corporation or are converted pursuant to this Article 5, such repurchased, redeemed or converted shares of Series B Preferred shall be canceled and retired by the Corporation and be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued, as provided in the Certificate of Incorporation.

(ix)Aggregation and Limitation on Adjustments.  No adjustment of the Conversion Price shall be made unless such adjustment would require a change of at least $0.01; provided that any adjustments which by reason of this Section 5(ix) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require a change of at least $0.01 in the Conversion Price then in effect hereunder.

6.REDEMPTION.

(i)Redemption of Series B Preferred.  On or after the first anniversary of the Original Issue Date, in the event the Corporation has not obtained Stockholder Approval, the Corporation, at its option, may redeem the Series B Preferred Stock in whole at any time or in part from time to time, at a price per share of Series B Preferred (the “Redemption Price”) equal to the greater of (1) the sum of (x) the Series B Issue Price, plus (y) all dividends accrued and unpaid thereon to the date of redemption, plus (z) a premium equal to 10% of the Series B Issue Price, or (2) the product of (m) the Conversion Rate, times (n) the Fair Market Value of one share of Common Stock.  The “Redemption Date” with respect to any share of Series B Preferred shall be the date that is 10 days after the date of written notice given under this Section b(i) by the holder of the Series B Preferred to be redeemed.

(ii)Redemption Notice.  Notice of such redemption, specifying the time and place of redemption, shall be sent by ordinary first class mail to each holder of the Series B Preferred at its last address as it shall appear on the stock transfer books of the Corporation (but no failure to mail such notice or any defects therein or in the mailing thereof shall affect the validity of the proceedings for such redemption).

(iii)Redemption Price and Priority of Payment.  If, on or before the redemption date specified in the notice (the “Redemption Date”), the Redemption Price for the shares of Series B Preferred called for redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be, and continue to be, available for such holders, then, on and after the Redemption Date, notwithstanding that any certificate for shares of the Series B Preferred so called for redemption shall not have been surrendered for cancellation, the shares of Series B Preferred so called for redemption shall be deemed no longer to be outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of Series B so called for redemption shall forthwith at the close of business on the Redemption Date cease and terminate, except only the right of the holders thereof to receive the Redemption Price of the shares redeemed, without any interest thereon.

(iv)Dividends After Redemption Date.  No share of Series B Preferred is entitled to any dividends accuring after the date on which the Redemption Price of such share is fully paid.  On such date of full payment, all rights of the holder of such share of Series B Preferred shall cease, and such share of Series B Preferred shall be retired and deemed not to be outstanding.

7.RANKING.  The shares of Series B Preferred shall rank upon liquidation and upon receipt of dividends senior and prior to the shares of Common Stock and the Corporation’s Series A Junior Participating Preferred Stock, par value $0.01 per share.  Any capital stock of any other class or classes or series shall be deemed to rank:

(i)senior and prior to the shares of Series B Preferred, to be “Senior Securities,” if the holders of such capital stock shall be entitled to the receipt of dividends or amounts paid or set aside for redemption, or the receipt of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of shares of Series B Preferred;

(ii)on a parity with the shares of Series B Preferred, to be “Parity Securities,” if the holders of such capital stock shall be entitled to the receipt of dividends or amounts paid in or set aside for redemption, or the receipt of amounts distributable upon a Liquidation Event, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such capital stock and the holders of the shares of Series B Preferred; and

(iii)junior to the shares of Series B Preferred, to be “Junior Securities,” if the holders of Series B Preferred shall be entitled to the receipt of dividends or of amounts paid in or set aside for redemption, or to the receipt of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of the shares of such class or classes or series of capital stock.

8.OUTSTANDING SHARES.  For purposes of this Certificate, a share of Series B Preferred, when issued, shall be deemed outstanding except (i) from the date, or the deemed date, of conversion thereof in accordance with Article 5 hereof, (ii) from the date of registration of transfer of such share of Series B Preferred if it becomes held of record by the Corporation or any subsidiary of the Corporation and (iii) from the Redemption Date.

9.SEVERABILITY OF PROVISIONS.  Whenever possible, each provision of this Certificate shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Certificate is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision of this Certificate would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.

A-8